Exhibit 10.21

SERVICE AGREEMENT

Signed and entered on the _________ day of February 2020

By and Between:

Algaennovation Ltd.

Private Company No. 515564896

OTI Building, Tzahar Industrial Zone

Rosh Pina

(Hereinafter: “Algaennovation”)

of the one part;

and

I.R. Med Ltd.

Private Company No. 514824952

OTI Building, Tzahar Industrial Zone

Rosh Pina

(Hereinafter: the “Company”)

of the second part.

Algaennovation and the Company will be jointly referred to hereinafter as the “Parties,” and each of them separately will also be referred to as a “Party.”

Whereas	The Company wishes to receive office services from Algaennovation as stated in Section 2 below, and administrative services as stated in Appendix A to this Agreement (the “Services”); and

Whereas	Algaennovation wishes to provide the Services to the Company as an independent contractor.

Therefore, the parties hereto agree as follows:

1.	Preamble and Interpretation

1.1	The preamble and appendices to this Agreement constitute an integral part thereof.

1.2	The Section headings in this Agreement are for reference purposes only and are not to be used to interpret or construe the Agreement.

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2.	Office Services

2.1	On Sundays-Thursdays, between 6 AM and midnight, and on Fridays between 6 AM and 4 PM (not including holidays), the Company, its employees, officers and their representatives (the “Company’s Representatives”) will have access to a designated space (surface area: 130 m², hereinafter: the “Office”) at the offices of Algaennovation on the ground floor of an office building at Tzahar Industrial Zone in Rosh Pina, as stated in the drawing attached to this Agreement as Appendix B (the “Algaennovation Offices”). Moreover, the Company’s Representatives and their guests will have access to the kitchenette, bathrooms, and so on.

2.2	The Company will receive a key to the main entrance door of the building in which the Algaennovation Offices are situated, the Algaennovation Offices and the Office itself. The Company’s Representatives may enter and stay at the Office at the times stated in Section 2.1 above in a manner that does not disturb the regular operations of all people present at the Algaennovation Offices.

2.3	The parties confirm that they know that the Company’s Representatives are only subject to the instructions of the Company, except when they are at the Office, where they will also be subject to Algaennovation’s regulations, as determined from time to time.

3.	Consideration

3.1	For each month in which the Services are rendered, the Company undertakes to pay Algaennovation a monthly sum in the amount of NIS 5,000, VAT-inclusive (the “Monthly Consideration”). If the VAT rate changes, the VAT amount will change accordingly.

3.2	The Monthly Consideration will be paid by the Company by means of 15 checks that will be provided in advance (the date of each check will be the first day of each month), which will be provided upon signing this Agreement. If, a year after its signing, the Agreement is extended, 12 additional checks will be provided for an additional period of time. If the Agreement is terminated pursuant to Section 8 below before some of the checks have been cashed, the checks for those months in which the Agreement is no longer in force will be returned. The process of returning the checks will also include vacating the Office, which will be free of any object and in the same state in which the Company received it, excluding damage caused by reasonable wear and tear.

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3.3	From each payment made to Algaennovation under this Agreement, taxes and/or compulsory payments and/or levies will be deducted in amounts that the Company will be required to withhold in source under applicable law, unless Algaennovation provides a lawfully issued certificate of exemption with respect to such deductions, and a lawfully issued certificate of bookkeeping. Algaennovation declares that it has an Income Tax Authority, VAT Authority and National Insurance files, and that it reports to those government agencies. Algaennovation will be liable for and incur all of the tax payments that apply to it as an independent contractor and that are caused by the provision of the Services and/or the receipt of the Consideration hereunder.

3.4	It is hereby agreed that the Monthly Consideration is final and absolute, it constitutes full and final consideration for the complete provision of the Services, with all that this entails, including, without limitation, payments for water and power bills, municipal property taxes, human resources, management fees and the equipment that this entails. It is hereby agreed that the Monthly Consideration constitutes adequate and fair consideration with respect to Algaennovation for all of the expenses that are entailed in and caused by the Services and for the performance of all of the other obligations of Algaennovation under this Agreement and/or applicable law. It is further agreed that Algaennovation will not and may not seek raises or changes from the Company with respect to the Monthly Consideration as a result of higher wages, the imposition or raising of taxes, levies, or other compulsory payments of any type or kind, either direct or indirect, or for any other reason.

4.	No employer-employee relationship

For the avoidance of doubt, it is hereby clarified that the Company’s Representatives will under no circumstances be regarded as employees of Algaennovation.

5.	Rights to know-how, results and patents

5.1	The results of the work performed by the Company’s Representatives and any patent or intellectual property rights that are based thereon, including all of the developments that were created in the course of performing and in connection with this Agreement, will be fully and exclusively owned by the Company, even if the Company’s Representatives were assisted by the officers or employees of Algaennovation, including, without limitation, in terms of know-how or endeavors.

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5.2	“Intellectual Property” – Any technological or other know-how that is not in the public domain, that grants a scientific or commercial advantage to its owners, as well as intellectual property in its various forms, including concepts, inventions (whether patentable or not), patent applications, copyrights, samples, etc., whether such intellectual property can be registered or not, and in any territory.

6.	Confidentiality and Publications

Each Party undertakes to maintain the confidentiality of everything that pertains to this Agreement and its performance (including the very existence of this Agreement), including matters that pertain to work, technological, financial, scientific and business information of the other Party, including with respect to the products of the other Party, its methods, regulations and commercial matters that pertain to it. This undertaking will apply both to the Party that receives the information and to its employees and representatives. This undertaking will not apply to the following types of information: (a) Information that is in the public domain or that has become part of the public domain not by way of an omission or act committed by the Party that received the information; (b) information that had been in the possession of the Party that received the Information (and/or its employees or representatives) before this Agreement was signed; (c) information that was developed by the Party that received the information through its employees and/or representatives, provided that confidential information of the Party that disclosed the information was not disclosed to them; and/or (d) information that needs to be disclosed under applicable law and/or an order issued by a competent agency (a precondition for this is that, in such cases, the Party that received the information will inform the other Party by way of written notice 20 (twenty) days before said disclosure, to the extent possible).

7.	Liability and indemnification

7.1	The Company undertakes to insure the Company’s Representatives by way of insurance that is suitable for their positions, and Algaennovation will not be liable for any loss, harm or damage caused to them.

7.2	The Company will be liable for any damage caused by the Company’s Representatives or any representatives thereof to the property, team and offices of Algaennovation.

7.3	The Company undertakes to procure and maintain all of the insurance policies required as part of the work performed at the Office, and this includes causing the Company’s Representatives to be insured throughout the term of the Agreement by way of an adequate employers’ liability insurance policy.

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7.4	Without derogating from the provisions of Section 7.1-7.3, Algaennovation (the “Indemnified Party”) will not be liable for any damage, loss and/or expense of any kind caused to the Company, its employees, marketers, agents, customers or any person or entity or corporation with respect to work at the Office and/or as a result thereof, or in connection with the use of any deliverables by the Company and/or its representatives.

7.5	The Company will, at its expense, defend the Indemnified Party and indemnified against any liability, loss, damage, compensation and expenses (including attorneys’ fees and court costs) that are imposed and that are caused by and/or that constitute damage for which the Company is liable.

7.6	Without derogating from the provisions of the aforementioned sections, the total liability of the Company under this Agreement will be limited to the total consideration actually paid by the Company under this Agreement.

8.	Term of the Agreement

8.1	This Agreement will be in force as of January 1, 2020, for a period of 15 months or until the Agreement is terminated by way of written notice 90 days in advance, which will be provided by one of the Parties.

8.2	Algaennovation may immediately terminate this Agreement, without any prior notice, if the Company and/or Company’s Representatives materially breached this Agreement, and if this breach is not cured within seven (7) days of the date on which Algaennovation informed about said breach.

8.3	Without derogating from the above and the rights of any of the Parties under this Agreement, or pursuant to any remedy under applicable law, each of the Parties may terminate this Agreement upon or after the occurrence of any of the following:

8.3.1	The other Party is undergoing receivership proceedings and/or liquidation proceedings and/or has become insolvent.

8.3.2	The other Party breached the provisions of this Agreement and has not cured the breach within 21 business days of being informed about it in writing by the other Party.

8.4	Each payment that was not timely made to Algaennovation under this Agreement will entail penalty interest amounts 30 days after the payment date.

8.5	The end of the term of the Agreement or its termination will not release any of the Parties of its obligation to make any payment that is payable to the other until the termination date. Sections 5 to 10 of this Agreement will remain in force and the Parties will comply with them after the end or termination of the Agreement.

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9.	Applicable Law and Arbitration

This Agreement will be construed in accordance with and subject to the laws of the State of Israel. Any disputes between the Parties in connection with this Agreement, its interpretation, the entry into the Agreement, its performance and anything resulting from it will only be adjudicated by way of arbitration, and the decision thereon will be handed down by a single arbitrator (hereinafter: the “Arbitrator”), who will be consensually selected by the Parties. If, for any reason, no such agreement is reached within 15 days of the date on which any of the Parties contacts the other in this context, the Arbitrator will be selected by the chairperson of the Israel Bar Association, within 15 days of the date on which any of the Parties contacts him for this purpose. The arbitration will be conducted in accordance with the Arbitration Law, 5728-1968 (hereinafter: the “Arbitration Law”). The Arbitrator will be subject to substantive law and will be required to explain his decisions, but he will not be bound by evidence and procedural laws that apply in court. This section constitutes an Arbitration Agreement as defined in the Arbitration Law.

10.	Miscellaneous

10.1	Each party will incur its attorneys’ fees in connection with the entry into this Agreement.

10.2	Any notice provided by one Party to the other under this Agreement will be in writing.

10.3	This Agreement constitutes the entire agreement between the Parties in connection with the matters stated in it and it replaces and cancels any agreement, negotiations and undertaking, be it written or verbal, that existed between the parties prior to signing this Agreement, with respect to the matters stated in this Agreement.

10.4	Any change and/or amendment to this Agreement will be in writing and subject to the agreement of both Parties.

10.5	No Party may assign any of its rights and/or obligations under this Agreement without the consent of the other Party in writing and in advance.

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In witness thereof, the Parties hereto have set their hands and seals on the date and at the time stated above:

IR-MED Ltd.	Algaennovation Ltd.

Private Company No. 514824952	Private Company No. 515564896

[Stamp]	[Stamp]

/s/ Oded Bashan	/s/ Oded Bashan
[Signature]	[Signature]

IR-Med LTd.	Algaennovation Ltd.

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